EXHIBIT D

INFORMATION CONCERNING OWNERSHIP OF SHARES OF THE GUARDIAN CAPITAL FUNDAMENTAL GLOBAL EQUITY FUND BY MANAGEMENT, TRUSTEES AND PRINCIPAL SHAREHOLDERS

Guardian Capital Fundamental Global Equity Fund

Outstanding Shares

On the Record Date, the Guardian Capital Fundamental Global Equity Fund had 2,315,091.3940 shares outstanding. The Fund has only one share class – Institutional Shares.

Ownership of Shares By Trustees and Representatives of Fund Management, Including Employees of the Adviser

As of the Record Date, to the best of the knowledge of the Trust, Trustees and Officers of the Trust beneficially owned less than 1% of the outstanding shares of the Guardian Capital Fundamental Global Equity Fund. Employees of the Adviser, as a group, owned less than 1% of the outstanding shares of the Guardian Capital Fundamental Global Equity Fund.

Greater than 25% Shareholders

As of the Record Date, beneficial owners of more than 25% of the shares of the Guardian Capital Fundamental Global Equity Fund are listed in the table below:

Guardian Capital Fundamental Global Equity Fund – 25% Shareholders
Name and Address	No. of Shares	% of Fund
Alexandria Bancorp Limited P.O. Box 2428 Georgetown KY 1-1105 Grand Cayman	2,006,032.5490	86.65%

Greater than 5% Shareholders

As of the Record Date, beneficial owners of more than 5% of the shares of the Guardian Capital Fundamental Global Equity Fund are listed in the table below:

Guardian Capital Fundamental Global Equity Fund – 5% Shareholders
Name and Address	No. of Shares	% of Fund
Alexandria Bancorp Limited P.O. Box 2428 Georgetown KY 1-1105 Grand Cayman	2,006,032.5490	86.65%